EXHIBIT 10.1

BUSINESS FINANCING AGREEMENT

Borrower:	BALQON CORPORATION	Lender:	BRIDGE BANK, National Association
	1701 E, Edinger, Unite E-3		55 Almaden Boulevard, Suite 100
	Santa Ana, CA 92705		San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of February 18, 2009, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION ("Lender") and BALQON CORPORATION, a Nevada corporation ("Borrower") on the following terms and conditions:

1.	FINANCED RECEIVABLES.

1.1
Funding Requests. Borrower may request that Lender finance Receivables by delivering to Lender a Funding Request for the Receivables for which a request for financing is made. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request. The lender may honor Funding Requests, instructions or repayments given by the Borrower (if an individual) or by an Authorized Person.

1.2
Acceptance of Receivables. Upon acceptance by Lender of any Receivable described in a Funding Request, Lender shall make an Advance to Borrower in an amount equal to the Advance Rate multiplied by the Receivable Amount of such Receivable. Upon Lender's acceptance of the Receivable and payment to Borrower of the Advance, the Receivable shall become a "Financed Receivable." It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 5 are true and correct on the date of such Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Advance. Lender has no obligation to finance any Receivable and may exercise its sole discretion in determining whether any Receivable is an Eligible Receivable before financing such Receivable. In no event shall the Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.

1.3
Rights in Respect of Financed Receivables. Effective upon Lender's payment of an Advance, Lender shall have the exclusive right to receive all Collections on the Financed Receivable. Lender shall have, with respect to any goods related to the Financed Receivable, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.4	Reserve. The Reserve is a book balance maintained on the records of Lender and shall not be a segregated fund and is not the property of Borrower.

1.5
Due Diligence. Lender may audit Borrower's Receivables and any and all records pertaining to the Collateral, at Lender's sole discretion and at Borrowers expense. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender's requests for information concerning such Collateral and records.

2.	COLLECTIONS, CHARGES AND REMITTANCES.

2.1
Collections. Subject to the Lender's timely receipt of accurate application instructions from the Borrower with respect to the source and application of Collections, Lender shall credit to Collections with respect to Financed Receivables received by Lender to Borrower's Account Balance within three business days of the date good funds are received. If no Default has occurred and is continuing, Lender agrees to credit the Refundable Reserve with the amount of Collections it receives with respect to Receivables other than Financed Receivables; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to turnover such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as If the Collections had not been received and Finance Charges shall accrue thereon.

2.2
Financed Receivables Activity Report. Within 15 days after the end of each Monthly Period, Lender shall send to Borrower a report covering the transactions for that Monthly Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

2.3
Reconciliations. Unless a Default has occurred and is continuing, Lender shall refund to Borrower after each Month End, the Refundable Reserve, if positive, calculated for such Month End, subject to Lender's rights under Section 3.3 and Lender's rights of offset and recoupment. If the Refundable Reserve is negative, Borrower shall immediately pay such amount in the same manner as set forth in Section 3.3 for Overadvances.

2.4
Adjustments. In the event of a breach of Sections 5 or 6, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender's approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Financed Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender. Unless the Advance for the disputed Financed Receivable is repaid In full, Lender shall have the right. at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender's account at Borrower's expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods. Borrower shall segregate said goods and mark them as property of Lender.

2.5
Remittances; Lockbox Account Collection Services. Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender "Lockbox Agreement"). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower's Collections and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within 60 days of the date of this Agreement. All Collections received to the lockbox or otherwise received by Lender be deposited to a non-interest bearing cash collateral account maintained with Lender and Borrower will not have access to that account.

3.	RECOURSE AND OVERADVANCES.

3.1
Recourse. Advances and the other Obligations shall be with full recourse against Borrower. If any Advance is not repaid in full within 90 days from the earlier of (a) invoice date, or (b) the date on which such Advance is made. Borrower shall immediately pay the outstanding amount thereof to Lender.

3.2	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.

3.3
Borrower's Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be anyone or more of the following in Lender's sale discretion: (a) in cash immediately upon demand therefore; (b) by delivery of substitute invoices and a Funding Request acceptable to Lender which shall thereupon become Financed Receivables; (c) by deduction from or offset against the Refundable Reserve that would otherwise be due and payable to Borrower; (d) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (e) by any combination of the foregoing as Lender may from time to time choose.

4.	FEES AND FINANCE CHARGES.

4.1
Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by lender. On each Month End Borrower shall pay to Lender any accrued and unpaid Finance Charge as of such Month End. Lender may deduct the accrued Finance Charges in calculating the Refundable Reserve.

4.2	Fees.

(a)	Processing Fee. At the time each Advance is made, Borrower shall pay to Lender the Processing Fee with respect to such Advance.

(b)
Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrower shall pay the Termination Fee to Lender, provided such Termination Fee shall be waived if this Agreement is terminated in connection with Borrower's entry into another financing agreement with Lender.

(c)
Facility Fee. Borrower shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter, provided the initial Facility Fee earned upon execution of this Agreement, may be paid on the earlier of i) the date of the initial Advance or ii) 90 days from the execution hereof.

(d)	Recovery Fee. If Borrower fails to remit any Collections to Lender as provided in Section 2.5, Borrower shall in each case pay to lender the Recovery Fee for such Collections.

5.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

5.1	With respect to each Financed Receivable:

(a)	It is the owner with legal right to sell, transfer and assign it;

(b)	The correct Receivable Amount is on the Funding Request and is not disputed;

(c)	Such Financed Receivable is an Eligible Receivable;

(d)	Lender has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(e)
No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.2
Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in. and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

5.3
The execution, delivery and performance of this Agreement has been duty authorized, and does not conflict with Borrower's organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

5.4	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

5.5
Borrower's name, form of organization, chief executive office, and the place where the records concerning all Financed Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

5.6
If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

6.	MISCELLANEOUS PROVISIONS. Borrower will:

6.1
Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification to do business in each jurisdiction necessary to Borrower's business or operations.

6.2	Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

6.3	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

6.4	If requested, provide to Lender a written report within 10 days, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

6.5	If applicable. give Lender copies of all Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing with the Securities and Exchange Commission, while any Financed Receivable is outstanding.

6.6	Execute any further instruments and take further action as Lender requests to perfect or continue Lender's security interest in the Collateral or to affect the purposes of this Agreement.

6.7	Provide Lender with a Compliance Certificate no later than 30 days following each quarter end or as requested by Lender.

6.8	Immediately notify, transfer and deliver to Lender all Collections Borrower receives.

6.9	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

6.10
Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Financed Receivable.

6.11
At all times when any Advances are outstanding or upon request, provide to Lender no later than 20 days after the end of each month the following with respect to Borrower's financial condition and results of operations for such month and the period then ending: balance sheet, income statement; statement of cash flows, accounts receivable and payable aging, deferred revenue report, and such other matters as Lender may request.

6.12
Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with lender, grant to Lender a first priority perfected security interest in and "control" (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

6.13	Provide to Lender promptly upon the execution hereof, a Validity Indemnification from any shareholder holding more than a 20% stake in the Borrower.

6.14
Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may request.

7.
SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender's prior written consent, except for the sale of finished inventory in the Borrower's usual course of business. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Financed Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

8.
POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim; case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender's name or Borrower's name, as Lender may choose; (ii) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower's name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender's interests in the Receivables and Collateral; debit any Borrower's deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

9.	DEFAULT AND REMEDIES.

9.1	Events of Default. The occurrence of anyone or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrower fails to make a payment under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)
False Information. Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. Borrower or any guarantor dies or becomes legally incompetent, or if Borrower is a partnership, any general partner dies or becomes legally incompetent.

(e)
Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower's (or any guarantor's) business, or the business is terminated.

(g)
Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $50,000.

(h)
Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)
Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower's related entities or affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower's related entities or affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)
Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this agreement or any such document is no longer in effect.

(k)
Other Agreements. Borrower (or any guarantor) or any of Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower's related entities or affiliates has with Lender or any affiliate of Lender.

(l)	Change of Control. The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly and indirectly, at least 51% of the capital ownership of the Borrower.

(m)	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

9.2
Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 8 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Financed Receivables and all Collateral in any commercial reasonable manner.

10.
ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. If any amount due under Section 4.2, amounts due under Section 11, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

11.
FEES, COSTS AND EXPENSES; INDEMNIFICATION. The Borrower will pay to Lender upon demand all fees, costs and expenses(including the reasonable fees of attorneys and professionals and their reasonable costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Financed Receivables, the Collateral, this Agreement Or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Financed Receivables or the Collateral, (e) collecting the Financed Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Financed Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

12.
INTEGRATION, SEVERABILITY WAIVER, AND CHOICE OF LAW. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

13.
NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to lender and borrower at the addresses or faxes (or e-mail, if applicable) set forth on the signature page of this agreement and shall be deemed to have been delivered when actually received at the designated address. Lender may honor telephone, fax, e-mail or telefax instructions for Advances or repayments given, or purported to be given, by anyone of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

14.	DEFINITIONS AND CONSTRUCTION.

14.1	Definitions. In this Agreement:

"Account Balance" means at any time the aggregate of the Receivable Amounts of all Financed Receivables at such time, as reflected on the records maintained by Lender.

"Account Debtor" has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker's acceptance assuring payment thereof.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Financed Receivable.

"Advance" means as to any Receivable, the advance made by Lender to Borrower in respect of such Receivable pursuant to Section 1.2.

"Advance Rate" means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

"Agreement" means this Business Financing Agreement.

"Authorized Person" means any of Borrower (if an individual) or anyone of the individuals authorized to sign on behalf of Borrower.

"Cash Reserve" means for any Financed Receivable which has been paid in full during a Monthly Period, the amount by which the amount(s) paid on such Financed Receivable exceeds the Advance made on such Financed Receivable.

"Collateral" means all of Borrower's rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the "Collateral"): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Compliance Certificate" means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

"Credit Limit" means $500,000, which is intended to be the maximum amount of Advances at any time outstanding.

"Default" means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

"Eligible Receivable" means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower's business and without any obligation on the part of Borrower to render any further performance.

(b)	There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)
The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any "contra accounts" owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)
The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)
Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor's obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)
The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)
The Account Debtor on the Receivable is not any of the following (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower, (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; or (iii) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender.

(j)
The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control.

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)	The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 9.1.

"Facility Fee" means a payment of an annual fee equal to 0.40 percentage points of the Formula Account Balance due upon the date of this Agreement and each anniversary thereof until this Agreement is terminated pursuant to Section 17 hereof.

"Finance Charge" means for each Monthly Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Monthly Period.

"Finance Charge Percentage" means a rate per year equal to the Prime Rate plus 2.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

"Financed Receivable" means a Receivable for which Lender makes an Advance pursuant to a Funding Request.

"Formula Account Balance" means the dollar amount resulting from dividing the Credit Limit by the Advance Rate in effect at the time of calculation.

"Funding Request” means a writing signed by an authorized representative of Borrower which accurately identifies the Receivables which Lender, at its election, is being requested to finance, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code in the form of the invoice schedule attached as Exhibit B hereto, together with copies of invoices and such other supporting documentation as the Lender may from time to time request.

"Lender" means Bridge Bank, National Association, and its successors and assigns.

"Month End" means the last calendar day of each Monthly Period.

"Monthly Period" means each calendar month.

"Obligations" means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys' fees.

"Overadvance" means at any time an amount equal to the greater of the following amounts (if any): (a) the amount by which the total amount of the Advances exceeds the Credit Limit and (b) the amount equal to the sum of (i) the total outstanding amounts of all Advances made with respect to Receivables which were not, or have ceased to be, Eligible Receivables and the amount by which the total outstanding amount of all Advances (other than those under clause (i) above)) exceeds the product of (x) the Advance Rate and (y) the total outstanding Receivable Amounts of the Eligible Receivables in respect of which such Advances were made.

"Permitted Indebtedness" means:

(a)	Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $100,000 in total principal amount at any time outstanding.

(d)
Other Indebtedness in an aggregate amount not to exceed $50,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)
Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower.

(f)	Subordinated Debt.

"Permitted Liens" means:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender's security interests.

(c)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)	Liens securing Subordinated Debt.

"Prime Rate" means the greater of 4.00% per year or the variable rate of interest, per annum, most recently announced by lender as its "Prime Rate", whether or not such announced rate is the lowest rate available from Lender.

"Processing Fee" means a fee equal to 1.00% of the Receivable Amount of each Financed Receivable.

"Recovery Fee" means for each item of Collections which the Borrower has failed to remit as required by the Agreement, a fee equal to the lesser of $5,000 or 5% of the amount of such item, but in no case less than $1,000.

"Receivable Amount" means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

"Receivables" means Borrower's rights to payment arising in the ordinary course of Borrower's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Refundable Reserve" means for any Month End:

(a)
The sum of (i) the total of the Cash Reserves as to all Financed Receivables as of such Month End and (ii) the amount of Collections received Lender during the Monthly Period with respect to Receivables other than Financed Receivables and not previously remitted to Borrower, minus

(b)	The total for that Monthly Period ending on such Month End of:

(i)	Processing Fee, Facility Fee, and Recovery Fees;

(ii)	Finance Charges;

(iii)	Adjustments;

(iv)	Any outstanding Overadvance Amounts;

(v)
all amounts due, including professional fees and expenses, as set forth in Section 11 for which oral or written demand has been made by Lender to Borrower during that Monthly Period to the extent Lender has agreed to accept payment thereof by deduction from the Refundable Reserve; and

(vi)	all amounts collected by Borrower on Financed Receivables during the Monthly Period and not remitted to Lender.

"Reserve" means as to any Financed Receivable the amount by which the Receivable Amount of the Financed Receivable exceeds the Advance on that Financed Receivable.

"Reserve Percentage" means 100% less the Advance Rate.

"Subordinated Debt" means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

"Termination Fee" means a payment equal to 1.00% of the Formula Account Balance.

14.2	Construction:

(a)
In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms "include" and "including" are not limiting; (iv) the term "or" has the inclusive meaning represented by the phrase "and/or," (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shaff include aff amendments thereto and revisions thereof.

(b)
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

15.
JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITIED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

16.	JUDICIAL REFERENCE PROVISION.

16.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

16.2
With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or" relating to this Agreement or any other document, instrument-or agreement between the undersigned parties (collectively in this Section, the "Loan Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

16.3
The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

16.4
The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result ex parte relief is not granted. Pursuant to CCP § 170.6. each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

16.5
The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

16.6
The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

16.7
Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

16.8
The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

16.9
If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

16.10
THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

17.
TERM AND TERMINATION. Borrower and Lender each have the right to terminate the financing of Receivables under this Agreement at any time upon notice to the other: provided that no such termination shall affect Lender's security interest in the Financed Receivables and other Collateral, and this Agreement shall continue to be effective, and the obligations of Borrower to Indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run, and Lender's rights and remedies hereunder shall survive any such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full. Upon any such termination, Borrower shall, upon demand by Lender, immediately repay all Advances then outstanding.

18.
OTHER AGREEMENTS. (i) Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and lender or its affiliates; (ii) Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower's behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER	LENDER

BALQON CORPORATION	BRIDGE BANK, NATIONAL ASSOCIATION

/s/ Balwinder Samra	/s/ Sarah Henderson
Name: Balwinder Samra	Name: Sarah Henderson
Title: President/CEO	Title: VP

Address for Notices:	Address for Notices:
1701 E, Edinger, Unit E-3	55 Almaden Blvd.
Santa Ana, CA 92705	San Jose, CA 95113
Tel: (714) 836-6342	Fax: (408) 423-8510
Fax: (714) 200-0585